CONFORMED COPY

Separation Agreement

This Separation Agreement (the "Agreement") is made and entered into this 19th day of May, 2009 by and between Petroleum Development Corporation, a Nevada Corporation (the "Company") and Eric R. Stearns (the "Employee") (collectively, the "Parties").

WHEREAS, the Parties acknowledge that Employee currently serves in the capacity of Executive Vice President with the primary responsibility for acquisitions and divestitures and that the Company desires to change the role of the Employee and assign him different duties;

WHEREAS, the Parties acknowledge that the Employee does not wish to give up his current responsibility relating to acquisitions and divestitures and the Parties further acknowledge that the shift in duties would be a material diminution in the Employee's authority, duties and responsibilities;

WHEREAS, Employee desires to terminate his employment with the Company pursuant to the "Good Reason" provisions of his Employment Agreement dated December 31, 2008 between the Parties, and has given written notice of his intention to terminate his employment with the Company unless he continues to have responsibility for acquisitions and divestitures for the Company (Exhibit A);

WHEREAS, the Company has advised the Employee that it does not intend to reconsider the actions taken with respect to Employee;

WHEREAS, the Parties desire to enter into a definitive agreement to set forth the terms of Employee's separation from the Company;

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

1.   Termination Date. Employee resigns his employment and his position as Executive Vice President of the Company (and also resigns his Subsidiary positions with respect to Unioil, Riley Natural Gas, WWWV LLC and any other position, title or office affiliated with the Company) effective as of June 18, 2009 (the "Termination Date"). The Parties acknowledge that his resignation is due to "Good Reason" as defined under his Employment Agreement.

2.   Nondisparagement. Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the members of the Board and officers of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Employee or otherwise disparage the Employee in any manner that is likely to be harmful to the Employee's business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company's directors and officers will not be violated by statements that they in good faith believe are necessary or

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appropriate to make in connection with performing their duties for or on behalf of the Company. Either Party will be entitled to exercise the remedies provided for in Section 6.e. of the Employment Agreement.

3.    References. The Chief Executive Officer of the Company shall provide employment references when requested by Employee and all such references shall characterize Employee's separation as voluntary.

4.           Compensation and Benefits.
(a)           The Company shall pay to Employee the following amounts:

(1)
Separation Compensation. Within thirty (30) days after the Termination Date or seven (7) days after the Revocation Date (as defined in Section 11 below) without revocation, whichever is greater, the Company shall pay to the Employee a lump sum amount of $2,001,000, such amount is acknowledged by the Parties as being in full satisfaction of the amount due to Employee pursuant to Section 7(1) of his Employment Agreement; providing for three times the sum of: (a) the Employee's highest Base Salary during the previous two years of employment immediately preceding the Termination Date, plus (b) the highest Bonus paid to the Employee during the same two year period.

(2)
Accrued and Unpaid Compensation. Employee will be entitled to receive any compensation earned but not yet paid in 2009 prior to the Termination Date paid in accordance with the Company's normal payroll practices.

(3)
Expense Reimbursement. Company shall pay to the Employee any unpaid expense reimbursement for periods on or prior to the Termination Date upon presentation by the Employee of an accounting of such expenses in accordance with normal Company practices. Employee agrees to submit all unpaid expense reimbursements to the Company by July 18, 2009. In no event shall such expense reimbursements be made later than July 31, 2009. The Parties acknowledge that Employee will not be entitled to any expense reimbursements (including, but not limited to, reimbursements for costs of premiums on Employee's one million dollar life insurance policy and reimbursements for the cost of the Employee's current disability policy) for any expenses incurred on or after the Termination Date.

(4)
Stock Options and Restricted Stock. The Parties acknowledge that as of the date of this Agreement the unvested Company stock options have an exercise price that is greater than the current fair market value of the stock and that such stock options are likely to have an exercise price greater than the fair market value of the stock when they vest on the Termination Date. Company acknowledges that fourteen thousand five hundred (14,500) shares of restricted stock listed on Exhibit B shall become fully vested.

(5)
Performance Shares. Employee acknowledges that he is not entitled to any shares or other compensation related to the performance shares under the Company's 2007, 2008, and 2009 Long-Term Incentive Programs.

(6)
Retirement Payment. Company shall pay Employee the Retirement Payment earned under Section 4.c. of the Employment Agreement. The Retirement Payment shall be paid in ten (10) annual installments on the first business day of January each year, beginning January 2, 2010. The annual retirement payment shall be $37,500, which amount is acknowledged by the Parties as being equal to $7,500 times the number of completed years of service under his Employment Agreement and the predecessor employment agreement (i.e., five years).

(7)
COBRA Coverage. Company shall continue coverage of the Employee and any dependents covered at the time of termination under the Company's group health plans at the Company's cost for a period equal to the lesser of (i) 18 months or (ii) such period as the Employee is eligible to participate in another employer's health plan.

(8)
Tax Withholding. Company will be entitled to withhold from the benefits and payments described in this Agreement, all income and employment taxes as directed by Employee, as long as such request meets the minimum required to be withheld under applicable law. For all vested stock awards, the Company will withhold the designated income and employment tax amount in shares of Company Stock.

(b)           Code Section 409A Compliance. Company represents that it believes this Agreement is compliant with Internal Revenue Code Section 409A ("Code Section 409A").

5.           Qualified Retirement Plan. As of the date hereof, Employee had a vested account balance in the Company's qualified retirement plan. Employee shall be entitled to such vested account balance under the Company's qualified retirement plan upon processing the appropriate distribution forms following his separation. Such vested account balance shall include Employee's share of the 2008 Company contribution and Employee's 401(k) deferrals through his Termination Date, all as adjusted for earnings to the date of distribution.

6.           Confidential Material and Employee Obligations. Employee acknowledges the validity of the confidentiality, non-solicitation and non-compete provisions found in Section 6 of his Employment Agreement and the remedies called for therein. Employee agrees to abide by the terms of Section 6 of his Employment Agreement, provided that if, during the period specified in Section 6 d. of his Employment Agreement Employee notifies the Company in writing of either an employment or business opportunity he intends to pursue, the Company has five (5) days from receipt to object. If the Company fails to object within the five (5) day period, Employee is free to pursue the employment or business opportunity, provided further that any objection by the Company shall not be unreasonable.

7.           Return of Property. On or before the Termination Date, Employee will return to the Company all of the Company's property in his possession. The Company's property includes, without limitation, privileged information, reports, files, memoranda, correspondence, door and file keys, identification cards, credit cards, computer access codes, computer programs, software and hardware, customer and client lists or information and other property or material which he prepared or helped to prepare or to which he had access including any reproductions thereof.

8.           Cooperation with Investigations. Employee agrees to cooperate fully with the Company and its attorneys in connection with any investigation or litigation relating to any Company matter in which Employee was involved, provided advice or has knowledge and will be reimbursed for Employee's reasonable expenses incurred. The Company will consult with Employee and make reasonable efforts to schedule any of Employee's time required under this Section 8 so as not to materially disrupt Employee's business and personal affairs, and the Company will reimburse Employee for reasonable direct expenses incurred by him in so complying. The Company agrees to promptly notify Employee, unless precluded by law, in the event the Company has knowledge that Employee is named or will be involved in any legal or regulatory proceeding, and the Company will designate an individual at the Company who will serve as Employee's point of contact in the matter.

9.           Other.

(a)
This Agreement shall be construed and enforced pursuant to the laws of the State of Pennsylvania without giving effect to its conflict of laws. If any provision hereof is declared to be unenforceable by a court of law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

(b)
This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior oral or written agreements between the parties pertaining to the subject matter hereof.

(c)
All notices, requests, demands or other communications under the Agreement will be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to Eric: R. Stearns:	Eric R. Stearns
753 Brightridge Drive
Bridgeport, West Virginia 26330

As to the Company:	General Counsel
Petroleum Development Corporation
1775 Sherman Street, Suite 3000
Denver, CO 80203

10.           Waiver and Release. In consideration of the Company's obligations as set forth above, Employee hereby releases, acquits and forever discharges Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, successors and assigns from any and all claims, actions or causes of action in any way related to the Employment Agreement or his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of West Virginia and any other federal, state or local statutes or ordinances of the United States, it being Employee's intention and the intention of the Company to make this release as broad and as general as the law permits. Employee understands that this Agreement does not waive any rights or claims that may arise after his execution of it and does not apply to claims arising under the terms of this Agreement.

11.           Knowing and Voluntary Consent. Employee agrees that the consideration to which he is entitled as a result of this Agreement exceeds the consideration to which Employee would otherwise have been entitled, and is sufficient to make this Agreement fully enforceable.

Employee acknowledges that he was provided a period of at least twenty-one (21) days to consider this Agreement and that his signature on this Agreement prior to the expiration of the twenty one (21) days shall constitute a waiver of the remainder of the twenty-one (21) day consideration period. Employee further acknowledges that he has a period of seven days following the date that he signs below to revoke this Agreement by delivering a written revocation to the Company at the address below by the end of business on the seventh day of the revocation period ("Revocation Date"). In the event of revocation, the Company's obligations under this Agreement will be void.

Employee acknowledges that he has been encouraged, and has had a full opportunity, to consult with an attorney of his choosing in reviewing this Agreement, and Employee has had a reasonable time within which to review and consider it. Employee acknowledges that: (a) this Agreement is written in terms and sets forth conditions in a manner which he understands, (b) he has carefully read and understands all of the terms and conditions of this Agreement; (c) he agrees with the terms and conditions of this Agreement; (d) the payment to be made to him pursuant to this Agreement is not something to which he is entitled except as consideration for this Agreement; and (e) he enters into this Agreement knowingly and voluntarily.

12.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute but one document.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Separation Agreement as of this 19th day of May, 2009.

Company	Employee
Petroleum Development Corporation
By: /s/ Kimberly Luff Wakim	/s/ Eric R. Stearns
Eric R. Stearns

EXHIBIT A

RESIGNATION LETTER
May 19, 2009

Daniel W. Amidon
General Counsel & Corporate Secretary
Petroleum Development Corporation
1775 Sherman Street, Suite 3000
Denver, Colorado 80203

Re: Notice of Intent to Terminate Employment for Good Reason

Dear Dan,

I have been advised that Petroleum Development Corporation wishes to change my duties and responsibilities so that I no longer would have responsibility for acquisitions and divestitures but would be assigned to joint venture management and development for the Marcellus acreage. Please be advised that I find this change in duties and responsibilities to be unacceptable and am advising you, under Section 7.f. of my Employment Agreement, that unless I continue to have responsibility for acquisitions and divestitures for Petroleum Development Corporation, I will exercise the Good Reason termination provisions of my Employment Agreement based on having a material diminution in my authority, duties, and responsibilities.

My resignation will take effect thirty (30) days from the date hereof (June 18, 2009), unless I hear from Petroleum Development Corporation that I will retain my responsibility for acquisitions and divestitures.

/s/ Eric R. Stearns
  Eric R. Steams

EXHIBIT B

EQUITY COMPENSATION

Fourteen Thousand Five Hundred (14,500) Shares of Restricted Stock of Petroleum Development Corporation, as designated by the Parties in an amendment to this Agreement.

All other time-based shares of restricted stock of Petroleum Development Corporation shall be forfeited.